EXHIBIT 99.1

MRV Receives Private Letter Ruling from IRS for Tax-Free Spinoff of Luminent Inc.

CHATSWORTH, Calif.—(BUSINESS WIRE)—May 17, 2001—MRV Communications Inc. (Nasdaq:MRVC), a world-class leader in optical components and network infrastructure systems, today announced that it has received a preliminary private letter ruling from the Internal Revenue Service, qualifying the spinoff of Luminent Inc. (Nasdaq:LMNE) common stock owned by MRV to its common stockholders as a tax-free distribution for U.S. federal income tax purposes.

Noam Lotan, president and chief executive officer of MRV, commented: “We are pleased to have received this ruling from the IRS. This is an important milestone in the execution of our business plan which calls for the distribution of Luminent Inc. shares to our shareholders subject to certain conditions.”

Luminent completed an initial public offering of 12 million shares of its common stock on Nov. 9, 2000. Luminent currently has 156 million shares outstanding out of which 144 million, or approximately 92.3%, are currently owned by MRV. An information statement, which will include the distribution ratio for Luminent shares as well as information on how to calculate the share cost basis, will be made available to all MRV shareholders upon the establishment of a record date for the distribution by MRV’s board of directors. This information will also be updated on MRV’s Web site at www.mrv.com.

The IRS ruling received by MRV has extended the period for completion of a distribution until the later of (1) twelve months following the IPO of Luminent or (2) three months following receipt of the ruling.

About MRV Communications Inc.

MRV Communications is a world-class leader in optical components and network infrastructure systems. The company has leveraged its early leadership in fiber-optic technology into a portfolio of well-focused operating entities. MRV’s business model consists of forming independent business units such as Luminent Inc., Optical Access Inc., iTouch Communications, Cescomm and NBase-Xyplex.

In addition, MRV helped create and manage several cutting-edge start-up companies including Zaffire, Charlotte’s Networks, Zuma Networks, RedC Optical Networks, Optical Crossing and All Optical. Visit MRV’s Web site at www.mrv.com.

About Luminent Inc.

Luminent is a high technology company that designs, develops, manufactures and sells a comprehensive line of fiber-optic components that enable communications equipment manufacturers to provide optical networking equipment for the rapidly growing intercity and intracity portions, or metropolitan segment, and business and home access segments of the communications network.

The company’s products are designed to meet the increasing requirements for transmission capacity and speed, or bandwidth, between nationwide, or long-haul, telecommunication networks and end users. Luminent Inc. is traded on the Nasdaq National Market under the symbol LMNE. More information on Luminent is available on the company’s Web site, www.luminentinc.com.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by MRV with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, and as amended, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in operating results, dependence on new product developments, rapid technological and market changes, manufacturing risks, volatility of the company’s stock price, financial risk management, and future growth subject to risks.

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CONTACT: MRV Communications Inc.
Diana Hayden, 818/886-6782 (Investor Relations)
diana@mrv.com